UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 04, 2024

HILLEVAX, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41365	85-0545060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Harrison Avenue
Boston, Massachusetts		02118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 213-5054

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HLVX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 4, 2024, HilleVax, Inc. (the “Company”) commenced a workforce reduction of 28 employees, constituting approximately 70% of the Company’s workforce, to reduce its operating expenses. The Company’s remaining management and employees will continue to explore and evaluate the development of its norovirus vaccine candidates as well as business development-related activities for these vaccine candidates and other strategic alternatives. This workforce reduction is expected to be substantially complete by the end of January 2025.

The Company currently estimates that it will incur charges associated with the workforce reduction of approximately $6.1 million primarily related to employee severance payments, benefits and related termination costs. The Company expects the majority of related charges to be recognized in the fourth quarter of 2024.

The estimates of the charges and expenditures that the Company expects to incur in connection with the workforce reduction, and the timing thereof, are subject to several assumptions and the actual amounts incurred may differ materially from these estimates. In addition, the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of the workforce reduction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2024, Sean McLoughlin, the Company’s Chief Operating Officer, Astrid Borkowski, the Company’s Chief Medical Officer, and Aditya Kohli, the Company’s Chief Business Officer, ceased serving in their respective officer positions, effective December 19, 2024. After such date, Mr. McLoughlin and Dr. Kohli will continue as consultants to the Company on an hourly, as-needed basis. Dr. Borkowski will remain a non-executive employee through September 30, 2025. Mr. Kohli will also continue to serve on the Company’s Board of Directors. In connection with their cessation of employment, each of Mr. McLoughlin and Dr. Kohli will receive the severance benefits provided under his employment agreement with the Company. Dr. Borkowski will receive continued base salary at her current rate through September 30, 2025, and will also receive additional termination benefits so that her total termination benefits are generally consistent with those to be provided to Mr. McLoughlin and Dr. Kohli under their employment agreements.

Forward-Looking Statements

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to: the timing and scope of the workforce reduction, the amount and timing of the related charges and costs, the intended objectives and benefits of the workforce reduction and the Company’s plans with respect to its norovirus vaccine candidates. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the preliminary nature of the Company’s estimates of the charges and cash expenditures to be incurred in connection with the workforce reduction; the Company may not realize the benefits expected from the workforce reduction, including the Company’s ability to conserve cash; the Company’s ability to retain key personnel; to date the Company has depended primarily on the success of HIL-214, and the Company may be unable to identify a viable development path forward for its vaccine candidates; the Company may be unable to secure partnerships or other strategic collaborations on acceptable terms or at all; and other risks described in the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HilleVax, Inc.

Date:	December 5, 2024	By:	/s/ Paul S. Bavier
		Name: Title:	Paul S. Bavier General Counsel and Chief Administrative Officer